EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Ryder System, Inc.:
We consent to the use of our reports dated February 15, 2006, with respect to the consolidated balance sheets of Ryder System, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005, the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Ryder System, Inc., and refers to a change in method of accounting for conditional asset retirement obligations in 2005, and method of accounting for variable interest entities and method of accounting for asset retirement obligations in 2003, incorporated by reference into this Registration Statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus that forms part of the Registration Statement.
/s/ KPMG LLP
May 31, 2006
Miami, Florida
Certified Public Accountants